Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

WiMi Hologram Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class B Ordinary Shares, par value $0.0001 per share(1)	Rule 457(c) and Rule 457(h)	13,200,000	$1.705	$22,506,000	$153.10 per $1,000,000	$3,445.66
Total Offering Amounts					$22,506,000		$3,445.66
Total Fee Offsets							$0.00
Net Fee Due							$3,445.66

(1)	The Class B ordinary shares may be represented by the Registrants’ ADSs, each of which represents two Class B ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class B ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-232665). Any Class B ordinary shares covered by an award granted under the 2023 Plan (or portion of an award) that is forfeited, cancelled or otherwise expires for any reason without having been exercised shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the 2023 Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class B Ordinary Shares of WiMi Hologram, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2023 Incentive Plan (the “Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class B Ordinary Shares.

(3)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$1.705 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on The Nasdaq Global Market on January 3, 2025.